Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-131583) pertaining to the BP Capital Accumulation Plan of BP p.l.c. of our report dated June 16, 2010, with respect to the financial statements and schedules of the BP Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Houston, Texas
June 16, 2010